Amy (Vickroy) Walker

Via E-Mail

April 4, 2024

Dear Amy,

We are very pleased about your recent appointment to the position of Executive Vice President of Sales of Paycom Software, Inc. (“Paycom”) and its subsidiaries (collectively, the “Company”), reporting to the Co-Chief Executive Officers of the Company. Your employment in this role is subject to the terms and conditions set forth in this letter. This letter supersedes and replaces the prior offer letter provided to you in January of this year with respect to your prior position of Executive Vice of President of Outside Sales (the “Prior Letter”).

The effective date of your appointment to the position of Executive Vice President of Sales was April 1, 2024 (your “Start Date”). By signing below, you confirm you understand and agree to the changes in your employment. This letter does not constitute an employment contract and does not alter the at-will employment relationship.

Effective beginning on the Company’s next regularly scheduled payroll date following the Start Date, you will be paid an annualized base salary of $517,000.00, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

For the 2024 calendar year only, you will continue to be eligible for the $600,000 annual bonus as outlined in the Prior Letter and reproduced below. The 2024 annual bonus will be paid in arrears quarterly as follows:

•
Q1 payable April 15, 2024: $150,000
•
Q2 payable July 15, 2024: $150,000
•
Q3 payable October 15, 2024: $150,000
•
Q4 payable January 15, 2025: $150,000

You must be employed by the Company and in the position of Executive Vice President of Sales (or in either (i) a substantially commensurate position with a similar level of duties and responsibilities, even if your title is different, or (ii) a position that the Compensation Committee (as defined below) deems to represent a promotion from Executive Vice President of Sales) on each bonus payment date to be eligible for each quarterly bonus payment.

Beginning in 2025, you will be eligible for an annual bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan. The performance criteria and potential payouts for the 2025 annual bonus and bonuses thereafter will be determined by the Compensation Committee of Paycom’s Board of Directors (the “Compensation Committee”).

Subject to approval by the Compensation Committee, effective on or as soon as practicable following your Start Date, and subject to your execution of an “Award Cancellation and Release Agreement” (a copy of which is attached hereto as “Exhibit A”), in exchange for the cancellation and termination of the award of 3,000 performance-based shares of restricted stock previously granted to you on February 23, 2024 pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “LTIP”) and that certain Restricted Stock Award Agreement – Performance-Based Vesting (Net Booked Sales) by and between Paycom and you (the “Prior RS Award”), Paycom will grant to you an award of up to 5,000 performance-based restricted stock units, subject to performance-based vesting based on “Total Revenues” performance goals for the 2024 performance period, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “New PSU Award”). The award agreement for the New PSU Award shall be substantially in the form attached hereto as “Exhibit B” (the “PSU Award Agreement”). The New PSU Award shall be subject to the terms and conditions of the LTIP and the PSU Award Agreement, including any restrictions on transfer of the awarded units and any forfeiture provisions in the event of a termination of your employment.

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, we reserve the same right to alter, modify, or terminate this employment relationship at will at any time with or without notice or cause.

This letter reflects the entire understanding regarding the terms of your employment with the Company with the exception of (a) your agreement to the Company’s corporate and personnel policies, (b) the Paycom Payroll, LLC Employee Non-Competition and Non-Solicitation Agreement, signed by you on or about the date hereof, (c) the Paycom Payroll, LLC Employee Intellectual Property Assignment, Confidentiality, and Class Action Waiver Agreement signed by you on or about the date hereof, (d) Paycom’s Incentive-Based Compensation Recovery Agreement for executive officers and (e) other than the Prior RS Award, any previously granted award agreements under the LTIP or the Paycom Software, Inc. 2014 Long-Term Incentive Plan (including but not limited to the clawback and forfeiture provisions therein). Accordingly, with those exceptions, this letter supersedes and replaces any prior oral or written communication on the subject of your employment by Paycom in any capacity (including the Prior Letter). By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

If you have any questions about the above details, please call me immediately. To evidence your acceptance of these terms, please sign below and return this letter agreement to me.

Yours sincerely,

PAYCOM SOFTWARE, INC.

/s/ Craig E. Boelte
Name: Craig E. Boelte
Title: Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Amy (Vickroy) Walker
Amy (Vickroy) Walker

April 4, 2024
Date